Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-000000) of Rock-Tenn Company relating to the registration of shares of its common stock, and to the incorporation by reference therein of our reports dated February 15, 2011, with respect to the consolidated financial statements and the related financial statement schedule of Smurfit-Stone Container Corporation, and the effectiveness of internal control over financial reporting of Smurfit-Stone Container Corporation, included in its 2010 Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 23, 2011